Exhibit 99.1

The Knot Reports Fourth Quarter and 2007 Year End Financial Results

--Gains in All Revenue Streams Drive Revenue Growth of 36% in 2007--

Conference Call Today at 4:30 p.m. ET Dial-In 800-638-7172 (ID#30519381)

NEW YORK--(BUSINESS WIRE)--The Knot, Inc. (NASDAQ: KNOT, www.theknot.com), a leading lifestage media company targeting couples planning their weddings and future lives together, today reported financial results for its fourth quarter and twelve months ended December 31, 2007.

2007 Financial Performance

For the year ended December 31, 2007, The Knot's net revenue rose to $98.7 million, an increase of 36% from $72.7 million in 2006. Revenue from national and local online advertising programs increased 34% over the prior year. Merchandise revenue from the sale of wedding supplies grew 29% while publishing and other revenue increased 8%. Registry services revenue, which is derived substantially through the WeddingChannel business that was acquired in September 2006, was $10.9 million in 2007.

Income before income taxes increased to $20.7 million for 2007 compared to $14.1 million in 2006. Net income for 2007 was $11.9 million, or $0.38 per basic and $0.36 per diluted share, as compared to $23.4 million, or $0.90 per basic and $0.82 per diluted share in 2006. The results for 2006 included a non-cash income tax benefit of approximately $9.4 million related to the recognition of a deferred tax asset with respect to certain of The Knot’s net operating loss carry-forwards as well as other income of $1.2 million resulting from the settlement of a legal action. 2007 results reflect a provision for income taxes of $8.8 million.

"Our multi platform media model, combined with our strong member base, continued to produce healthy revenue gains in 2007," said David Liu, CEO of the Knot. "Our progress in non-wedding related advertising categories demonstrates the growing recognition of the buying power of our audience during key lifestages from engagement through first pregnancy."

Fourth Quarter 2007 Results

For the fourth quarter of 2007, The Knot reported net revenue of $24.2 million and net income of $2.6 million, or $0.08 per basic and diluted shares compared to net revenue of $21.7 million and net income of $14.6 million, or $0.48 per basic and $0.45 per diluted share in the corresponding period in 2006. The results for the fourth quarter of 2006 include the non-cash income tax benefit and the gain from the settlement of a legal action noted previously.

"In 2008 we will continue to invest in our product and infrastructure to support our commitment to maintaining a leadership position in a rapidly changing media environment,” Mr. Liu said. “During this phase we expect that revenue growth will be in the mid teens. We believe that the management and technology infrastructure we are investing in today will provide important growth potential for many years to come."

Fourth Quarter and Full Year 2007 Financial Highlights:

  National online revenues were $5.5 million and $18.4 million for the three and 12 months ended December 31, 2007, respectively, as compared to $4.3 million and $13.6 million for the corresponding periods in 2006.
  Local online revenues were $7.9 million and $30.6 million for the three and 12 months ended December 31, 2007, respectively, as compared to $6.7 million and $23.0 million for the corresponding periods in 2006.
  Gross profit margins for the 12 months ended December 31, 2007 were 82% as compared to 79% in 2006.
  Stock-based compensation expense was $707,000 and $2.4 million for the three and twelve months ended December 31, 2007, respectively, as compared to $467,000 and $1.5 million for the corresponding periods in 2006.
  Net cash provided by operating activities was $27.4 million for the 12 months ended December 31, 2007, while capital expenditures amounted to $3.9 million for the same period.

Recent Highlights:

The second branded segment of our strategic partnership with Style Network entitled, “My Destination Wedding with The Knot,” aired in December of 2007. This new spin-off showcased a multi-cultural destination wedding, planned by The Knot’s editor in chief, Carley Roney.

Conference Call and Replay Information

The Knot will host a conference call with investors at 4:30 p.m. ET on Wednesday, February 13, 2008 to discuss its fourth quarter and full year 2007 financial results. Participants should dial in 800-638-7172 Reference # 30519381 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of The Knot Web site, accessible at www.theknot.com/investor-relations. To access the webcast, participants should visit The Knot website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on The Knot website approximately two hours after the conference call ends for a period of two weeks and will also be available at 800-642-1687 Reference #30519381.

About The Knot, Inc.

The Knot (NASDAQ: KNOT; www.theknot.com) is a leading lifestage media company. The Company's flagship brand, The Knot, is the nation's leading wedding resource, reaching well over a million engaged couples each year through the #1 wedding website TheKnot.com. Other Knot brand products include The Knot national and local magazines, The Knot books (published by Random House and Chronicle) and television programming bearing The Knot name (aired on Style Network and Comcast). The Company also owns WeddingChannel.com, the most visited wedding gift registry website. The Company’s Nest brand focuses on the newlywed-to-pregnancy lifestage, with the popular lifestyle website TheNest.com, a home décor book series with Clarkson Potter, The Nest magazine and baby offshoot TheNestBaby.com. Also under The Knot, Inc. umbrella are WeddingTracker.com; GiftRegistryLocator.com; party planning site PartySpot.com; teen-oriented PromSpot.com; and local baby services and community site Lilaguide.com. The Knot, Inc. is based in New York and has several other offices across the country.

This release may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which The Knot bases its expectations may change prior to the end of the quarter. Although these expectations may change, The Knot will not necessarily inform you if they do. The Knot's policy is to provide its expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model and limited operating history, (ii) The Knot's history of losses, (iii) risks related to The Knot’s recent acquisition of WeddingChannel, (iv) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (v) the seasonality of the wedding industry and (vi) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

The Knot, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31st,	December 31st,
	2007	2006
	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$33,127	$73,633
Short-term investments	72,649	7,000
Accounts receivable, net	16,254	9,743
Inventories	1,879	1,345
Deferred production and marketing costs	483	584
Deferred tax assets, current portion	3,388	8,369
Other current assets	1,622	1,500
Total current assets	129,402	102,174

Property and equipment, net	8,497	9,376

Intangible assets, net	30,953	34,015
Goodwill	32,105	33,854
Deferred tax assets	22,018	24,490
Other assets	278	342
Total assets	$223,253	$204,251

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$7,616	$7,661
Deferred revenue	14,665	10,498
Current portion of long-term debt	55	51
Total current liabilities	22,336	18,210
Deferred tax liabilities	14,178	15,014
Long term debt	-	55
Other liabilities	456	548
Total liabilities	36,970	33,827

Stockholders’ equity:
Common stock	316	311
Additional paid-in-capital	192,894	188,909
Accumulated deficit	(6,927)	(18,796)
Total stockholders’ equity	186,283	170,424
Total liabilities and stockholders’ equity	$223,253	$204,251
The Knot, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31st,		December 31st,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Net revenues:
Online sponsorship and advertising	$13,342	$11,044	$49,034	$36,577
Registry Services	2,079	1,940	10,861	3,038
Merchandise	2,866	2,838	19,313	15,004
Publishing and other	5,877	5,870	19,480	18,060
Total net revenues	24,164	21,692	98,688	72,679

Cost of revenues	3,991	4,129	18,052	15,517

Gross profit	20,173	17,563	80,636	57,162

Operating expenses:
Product and content development	3,890	3,229	13,827	9,013
Sales and marketing	6,730	5,141	25,297	18,881
General and administrative	4,235	4,354	16,706	15,174
Goodwill impairment	-	-	496	-
Depreciation and amortization	2,055	2,049	8,439	3,849
Total operating expenses	16,910	14,773	64,765	46,917

Income from operations	3,263	2,790	15,871	10,245

Interest and other income, net	1,324	2,115	4,820	3,860

Income before income taxes	$4,587	$4,905	$20,691	$14,105
	2,010	(9,688)	8,822	(9,321)
Provision for income taxes

Net income	$2,577	$14,593	$11,869	$23,426

Basic earnings per share	$0.08	$0.48	$ 0.38	$0.90
Diluted earnings per share	$0.08	$0.45	$ 0.36	$0.82

Weighted average number of common shares outstanding
Basic	31,153,139	30,671,906	30,975,457	26,125,038
Diluted	32,705,892	32,758,619	32,766,879	28,496,405

CONTACT:
VMW Corporate & Investor Relations
Vicki Weiner/Sylvia Dresner
212-616-6161
info@vmwcom.com